Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

AMONG

RUSORO MINING LTD.,

RUSORO MH ACQUISITION, LTD.

AND

HECLA LIMITED

June 19, 2008

i

(c) Operation of Business	27
(d) Full Access	27
(e) Notice of Developments	28
(f) Publicity, Disclosure	28
(g) Securities Matters	28
(h) Releases/Collateral	29

6. Post-Closing Covenants	30

(a) General	30
(b) Litigation Support	30
(c) Transition	30
(d) Employees	30
(e) Directors	31
(f) Confidentiality, Nondisclosure	31
(g) Rusoro Guaranty	31
(h) Hecla Name	31
(i) Director and Officer Liability and Indemnification	31

7. Conditions to Obligation to Close	31

(a) Conditions to Obligation of Rusoro and the Buyer	31
(b) Conditions to Obligation of the Seller	33

8. Remedies for Breaches of This Agreement	35

(a) Survival of Representations and Warranties	35
(b) Indemnification Provisions for Benefit of the Buyer	35
(c) Indemnification Provisions for Benefit of the Seller	36
(d) Matters Involving Third Parties	36
(e) Determination of Adverse Consequences	37
(f) Mitigation	37
(g) Exclusive Remedy	38
(h) Further Limitations on Indemnification	38
(i) Camorra Concession Expropriation	38

9. Tax Matters	38

10. Termination	40

(a) Termination of Agreement	40
(b) Effect of Termination	40

11. Miscellaneous	40

(a) No Admissions	40
(b) No Third-Party Beneficiaries	41

(c) Entire Agreement	41
(d) Succession and Assignment	41
(e) Counterparts	41
(f) Headings	41
(g) Notices	41
(h) GOVERNING LAW; VENUE	42
(i) Amendments and Waivers	42
(j) Severability	42
(k) Expenses	43
(l) Construction	43
(m) Incorporation of Exhibits, Annexes, and Schedules	43
(n) Punitives	43
(o) U.S. Dollars	43

LIST OF EXHIBITS AND ANNEXES

Exhibit A		Mining Properties
Exhibit B		Financial Statements
Exhibit C		Deed of Transfer
Annex I	-	Exceptions to the Seller’s Representations and Warranties Concerning the Transaction
Annex II	-	Exceptions to the Buyer’s Representations and Warranties Concerning the Transaction
Annex III	-	Exceptions to Rusoro’s Representations and Warranties Concerning the Transaction
Disclosure Schedule	-	Certain Detailed Disclosures about the Targets and Exceptions to Representations and Warranties Concerning the Targets

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement entered into as of June 19, 2008 (the “Effective Date”), by and among Rusoro Mining Ltd., a company organized under the laws of the Province of British Columbia (“Rusoro”), Rusoro MH Acquisition, Ltd., a company organized under the laws of the Province of British Columbia and a wholly owned subsidiary of Rusoro (the “Buyer”), and Hecla Limited, a corporation organized under the laws of the State of Delaware (the “Seller”). Rusoro, the Buyer and the Seller are referred to collectively herein as the “Parties.”

The Seller owns directly all of the outstanding capital stock of El Callao Gold Mining Company, a corporation organized under the laws of the State of Delaware (“El Callao”), and owns indirectly all of the issued and outstanding shares in the capital of Drake-Bering Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law (“Drake,” and together with El Callao, the “Targets”).

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of each Target in return for cash and shares of Rusoro.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Actual Net Working Capital” has the meaning set forth in Section 2(c)(ii)(A) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (limited to one law firm per case).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” means this Stock Purchase Agreement, including the Exhibits, Annexes, and Schedules hereto.

“Alternate Share Adjustment Price” means such number of TSX Venture Exchange listed Rusoro Shares equal to the True-Up Payment expressed in U.S. dollars divided by the volume weighted average closing trade price (calculated in U.S. dollars as set forth below) of Rusoro Shares on the TSX Venture Exchange for the twenty (20) trading days immediately preceding (but not including) the fifth trading day immediately preceding (but not including) the date on which the Rusoro Shares are transferred by the Seller pursuant to Section 2(c)(ii)(C). The volume weighted average closing trade price shall be calculated by utilizing daily closing trade prices stated in U.S. dollars, with each trading day’s closing trade price in Canadian dollars converted to U.S. dollars according to the U.S. dollar to Canadian dollar exchange rate published in the “Currencies” section of that particular trading day’s issue of The Wall Street Journal (Midwest edition).

“Applicable Rate” means the prime rate of interest set forth from time to time in The Wall Street Journal plus 2% per annum.

“Applicable Securities Laws” means, as applicable, the securities laws, regulations, rules, rulings and orders in the United States and each of the states of the United States and in the Provinces of Canada, the applicable policy statements issued by the securities regulators in the Provinces of Canada and the rules of the Stock Exchange.

“BF” means Venezuelan Bolivars.

“Business” means the business of owning, operating and administering the Mining Properties of the Targets and their Subsidiaries, as such business is being conducted as of the Effective Date.

“Business Day” means any day (other than any Saturday or Sunday) on which the TSX Venture Exchange (or its successor) shall be open for trading.

“Buyer” has the meaning set forth in the preface above.

“Camorra Concession” means a vein gold mining concession with an area of 500 hectares, located in the Municipality of El Dorado, State of Bolivar, Venezuela, as published at the Official Gazette # 27,363 of February 06, 1964 and recorded at the Registry Office of the Roscio District of the State of Bolivar on April 28, 1964, under N° 9, pages 15 through 16, volume 1 and currently recorded to “Minera Hecla Venezolana, C.A.”

“Cap” has the meaning set forth in Section 8(b)(ii) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments), whether denominated in U.S. dollars or BF, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Adjustment” has the meaning set forth in Section 2(c)(i)(B) below.

“Cash Consideration” has the meaning set forth in Section 2(b) below.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Date” has the meaning set forth in Section 2(e) below.

“Closing Date Statement” has the meaning set forth in Section 2(c)(ii)(A) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Concessions” means those concessions for the exploitation of vein gold known as Minerven No. 1, Minerven No. 2, Minerven No. 3, Minerven No. 4, Minerven No. 8 and Minerven No. 9, each comprising 500 hectares, located in the Jurisdiction of El Callao, State of Bolivar; which mining titles were published in the Official Gazette of Venezuela No. 1562 Extraordinary dated January 9, 1973, and renewed by the Ministry of Peoples’ Power for Basic Industries and Mining (formerly the Ministry of Energy and Mines) in favor of CVG Minerven on March 4, 1998 for a term of twenty five (25) years and any other similar concession interests underlying the Mining Properties and not held directly by any of the Targets or their Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement executed by Rusoro and Hecla Mining Company dated as of December 21, 2007.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“CVG Minerven” means Compania General De Mineria De Venezuela C.A. (C.V.G. MINERVEN), a Venezuelan corporation owned by CVG Corporación Venezolana de Guayana.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Deductible” has the meaning set forth in Section 8(b)(i) below.

“Deed of Transfer” means the draft notarial deed of transfer of the Targets’ Shares of Drake, in substantially the form attached to this Agreement as Exhibit C.

“Deposit” has the meaning set forth in Section 2(d) below.

“Effective Date” has the meaning set forth in the preface above.

“El Callao” has the meaning set forth in the preface above.

“Employee Benefit Plan” has the meaning set forth in Section 4(n) below.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, attachment (beslag), obligation in the sense of section 6:252 of the Dutch Civil Code (kwalitatieve verplichting), assignment, other encumbrance (bezwarend recht met enigerlei zakelijke werking), or other security interest.

“Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Estimated Cash Consideration” has the meaning set forth in Section 2(c)(i)(B) below.

“Estimated Net Working Capital” has the meaning set forth in Section 2(c)(i)(B) below.

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2(c)(i)(B) below.

“Financial Statement” has the meaning set forth in Section 4(f) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hecla Public Record” has the meaning set forth in Section 3(a) below.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Intercompany Accounts” means those intercompany amounts set forth in Section 2(g) of the Disclosure Schedule.

“Knowledge”, or words of similar import, means (1) for the Seller, the actual knowledge without independent investigation of the following individuals: Michael Callahan, Carlos Sanchez, Ignacio Arcaya, Randall Corbett, Lesbia Laya and Sigen El Choumari and (2) for either Rusoro or the Buyer, the actual knowledge of the following individuals: Andre Agapov, George Salamis, Gary Warneke, Corey Allen, Jose Manuel Rodriquez, and Greg Smith.

“Local Laws” means the laws of Venezuela and the laws of any political subdivision thereof.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that is materially adverse to the Business of the Targets and their Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States, Venezuela or any other nation in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or acts of God, fire, natural disaster, epidemic or riot, (3) financial, banking, commodities, precious metals or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in U.S. or Venezuelan generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, interpretations or applications of law, or other binding directives issued by any court or governmental entity, including the regulation of mine exploration, mine development or other mining activities, or of land use matters or Environmental, Health, and Safety Requirements, (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (7) the announcement or pendency of the transactions contemplated by this Agreement, or (8) actions required to be taken under applicable law, rule, regulation, judgment, decree, order, contract or agreement; (b) any existing event, occurrence, or circumstance with respect to which the Buyer has Knowledge as of the date hereof; (c) any change in or effect on the Business of the Targets and their Subsidiaries that is cured to the reasonable satisfaction of the Buyer by the Seller before the earlier of (A) the Closing Date and (B) the date on which this Agreement is terminated pursuant to Section 10 hereof; (d) any failure by either of the Targets and/or any of their Subsidiaries, for any period ending (or for which revenues or earnings are released) on or after the Effective Date, to meet internal projections or forecasts or earnings predictions provided to the Buyer or its representatives or any presentation made by the Seller to the Buyer or its representatives; or (e) any items set forth in the Disclosure Schedule delivered prior to the Effective Date. Notwithstanding the foregoing, any termination, cancellation or revocation of the Mining Lease shall be deemed a Material Adverse Effect but solely for purposes of Section 7(a).

“Material Contract” has the meaning set forth in Section 4(l) below.

“MIBAM” has the meaning set forth in the definition of Permitted Encumbrances below.

“Mining Properties” means the mineral claims, mining leases, mining contracts and other forms of mineral tenure located in Venezuela and held by the Subsidiaries of the Targets, as identified in Exhibit A and the Mining Lease.

“Mining Lease” means the lease agreement of the Concessions dated September 5, 2002, between CVG Minerven and Hecla Mining Company, as assigned by Hecla Mining Company to El Callao Gold Mining Company de Venezuela, SCS on January 24, 2003, as amended on March 28, 2008.

“Most Recent Financial Statements” means the unaudited Financial Statements of the Business for the three - month period ended March 31, 2008.

“Most Recent Fiscal Month End” means March 31, 2008.

“Net Working Capital” means, (i) all current assets (excluding all intercompany notes and accounts receivable and all Cash) of the Targets and their Subsidiaries as of the Closing Date determined in accordance with GAAP as applied to the Targets’ Most Recent Financial Statements (except with respect to the exclusion of intercompany notes and accounts receivable and Cash), minus (ii) all current liabilities (excluding all intercompany notes and accounts payable) of the Targets and their Subsidiaries as of the Closing Date, determined in accordance with GAAP as applied to the Targets’ Most Recent Financial Statements (except with respect to the exclusion of intercompany notes and accounts payable).

“Neutral Accountant” has the meaning set forth in Section 2(c)(ii)(A) below.

“Notary” means G. van Eck or any other civil law notary (or their authorized replacement) of Loyens & Loeff N.V. (lawyers, tax advisors and civil law notaries).

“Notice” has the meaning set forth in Section 2(c)(ii)(A) below.

“Notice Period” has the meaning set forth in Section 2(c)(ii)(A) below.

“Offering Jurisdictions” means the United States, each of the states of the United States and the Province of British Columbia.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Permit” has the meaning set forth in Section 4(o)(i) below.

“Permitted Encumbrances” means any of the following Encumbrances:

(a)	Encumbrances for taxes, rates, assessments or governmental charges or levies not at the time due or which total less than one hundred thousand U.S. dollars ($100,000) in the aggregate and the validity of which is being contested in good faith by appropriate proceedings;

(b)	undetermined or inchoate Encumbrances incidental to current construction or current operations, a claim for which shall not have been registered or of which notice in writing shall not at the time have been given pursuant to any mechanics lien or similar legislation or any Encumbrance a claim for which, although registered or notice of which, although given, relates to obligations not overdue or delinquent which is shown on the Most Recent Financial Statements or otherwise disclosed to the Buyer, in writing prior to the Effective Date;

(c)	easements, rights of way, servitudes, prohibitions, limitations, licenses, or other similar rights in land granted to or reserved by other persons which do not materially impair the operation of the Business;

(d)	all rights reserved to or vested in CVG Minerven, the Ministry of Peoples’ Power for Basic Industries and Mining, a division of the central government of Venezuela (“MIBAM”) or any other agency, ministry, division, corporate body or political subdivision of Venezuela, by the terms of any lease, licence, franchise, grant or permit held by any person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof or to distrain against or to obtain a charge on any property or assets of the person in the event of failure to make any such annual or other periodic payments;

(e)	title defects or irregularities which are of a minor nature and individually or in the aggregate will not materially impair the operation of the Business;

(f)	such other Encumbrances listed in Section 4(j) of the Disclosure Schedule as of the Effective Date which, without limiting the incorporation of disclosures generally from the Hecla Public Record pursuant to Sections 3(a) and 4, includes those Encumbrances referenced in the Hecla Public Record.

“Person” means an individual or legally recognized entity, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, foreign business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Public Record” means the information about Rusoro filed on www.sedar.com and the information regarding Hecla Mining Company, the Seller, the Targets or any of the Targets’ Subsidiaries filed on www.sec.gov.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Reporting Jurisdictions” has the meaning set forth in Section 3(c)(vii) below.

“Return” or “Tax Return” means any return, declaration, report, claim for refund, or information return relating to Taxes, including any schedule or attachment thereto.

“Royalty Agreement” means the Royalty Agreement dated June 25, 1999 between Hecla Mining Company and Monarch Resources Ltd.

“Rusoro” has the meaning set forth in the preface above.

“Rusoro Shares” means shares of common stock of Rusoro.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Share Adjustment Price” means 1.17 U.S. dollars per Rusoro Share.

“Stock Consideration” has the meaning set forth in Section 2(b) below.

“Stock Exchange” means the TSX Venture Exchange.

“Subsidiary” means any corporation or other Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers (or equivalents thereto) thereof.

“Tangible Assets” means those assets set out in Section 4(e) of the Disclosure Schedule.

“Targets” has the meaning set forth in the preface above.

“Targets’ Shares” means all outstanding shares of capital stock of the Targets.

“Tax” means all taxes, charges, fees, levies or other assessments, including income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof; any state, county, local government in the United States, or any agency or instrumentality thereof; imposed by Venezuela or any agency or instrumentality thereof; imposed by the Netherlands, or any agency or instrumentality thereof; and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

“Third Party Claim” has the meaning set forth in Section 8(d) below.

“True-Up Payment” has the meaning set forth in Section 2(c)(ii)(C) below.

2. Purchase and Sale of Targets’ Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement and for the aggregate consideration specified below in this Section 2, (i) the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the outstanding Targets’ Shares of El Callao, and (ii) the Buyer agrees to purchase from the Seller (or its nominee), and the Seller agrees to sell (or caused to be sold) to the Buyer, all the outstanding Targets’ Shares of Drake.

(b) Purchase Price. On and subject to the terms and conditions of this Agreement, the Buyer agrees to pay to the Seller at the Closing (A) subject to adjustment pursuant to Section 2(c), 20,000,000 U.S. dollars in cash payable by wire transfer of immediately available funds to the account or accounts as the Seller may direct at or prior to the Closing (the “Cash Consideration”), and (B) 4,273,504 TSX Venture Exchange listed Rusoro Shares (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Price”).

(c) Cash and Working Capital Adjustment.

(i) Cash Consideration Payable at Closing.

(A) The amount of the Cash Consideration payable by the Buyer to the Seller at the Closing shall be determined as set forth in this Section 2(c).

(B) The Net Working Capital of the Targets and their Subsidiaries as of May 31, 2008 and the estimated Net Working Capital of the Targets and their Subsidiaries as of June 13, 2008 is set forth on Section 2(c) of the Disclosure Schedule. The Seller shall deliver to the Buyer at the Closing, a written statement, reasonably acceptable to the Buyer, indicating: (1) the amount of Cash held by the Targets and their Subsidiaries as of the Closing; and (2) a good faith estimate of the Net Working Capital as of the Closing (as estimated, the

“Estimated Net Working Capital”). The Cash Consideration payable to the Seller at the Closing pursuant to this Section 2 (the “Estimated Cash Consideration”) shall be an amount equal to the 20,000,000 U.S. dollars, plus the Cash Adjustment (as defined below), plus or minus the Estimated Net Working Capital Adjustment (as defined below). The increase of the Estimated Cash Consideration by the Cash Adjustment shall be effected as follows: the Estimated Cash Consideration shall be increased by the amount, if any, of the aggregate balance of Cash held by the Targets and their Subsidiaries as of the Closing (including all credits receivables and other non-Cash forms of proceeds resulting from the sale of gold product inventory occurring prior to the Closing and including the amount of all payments made prior to the Closing but not yet credited to the account of any of the Targets and their Subsidiaries in order to satisfy U.S. dollar repatriation obligations). The amount of the increase, if any, shall be referred to as the “Cash Adjustment”. The Cash Adjustment shall be calculated in U.S. dollars by converting any Cash account balances denominated in BF to U.S. dollars at the official exchange rate of 2.15 BF per 1.00 U.S. dollar. The increase or decrease, as the case may be, of the Estimated Cash Consideration by the Estimated Net Working Capital Adjustment shall be effected as follows: the Estimated Cash Consideration shall be reduced by the amount, if any, by which the Estimated Net Working Capital is less than zero (or otherwise is a negative balance), or increased by the amount, if any, by which the Estimated Net Working Capital is greater than zero (or otherwise is a positive balance). The amount of the reduction or increase, as the case may be, shall be referred to as the “Estimated Net Working Capital Adjustment”. In addition, the Buyer shall receive a credit toward the Cash Consideration due and payable pursuant to this Section 2(c) in the amount of the Deposit actually received by the Seller prior to the Closing pursuant to Section 2(d) below.

(ii) Post-Closing Adjustments.

(A) As promptly as practicable (but in no event later than sixty (60) days after the Closing Date), the Buyer shall deliver to the Seller a statement (the “Closing Date Statement”) setting forth a calculation, with supporting detail (including, but not limited to, (a) unconsolidated balance sheets for the Targets and their Subsidiaries as of the Closing and (b) supporting schedules setting forth in reasonable detail all assets and liabilities included in the determination of the Net Working Capital as of the Closing (the “Actual Net Working Capital”). Until such time as the calculation of the amounts shown on the Closing Date Statement is final, binding and conclusive on the Parties in accordance with this Section 2(c), the Seller and its accountants shall be permitted to discuss with the Buyer and the Targets and the Targets’ Subsidiaries and their respective accountants the proposed Closing Date Statement, and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, the work papers and supporting records of the Buyer and the Targets and their Subsidiaries and, subject to the Seller executing a customary access agreement as may reasonably be requested by the accountants, their respective accountants and their work papers so as to allow the Seller and its accountants to become informed concerning all matters relating to the preparation of the Closing Date Statement and the accounting procedures, methodologies, tests and approaches being used in connection therewith. If the Seller has any objections to the Closing Date Statement as prepared by the Buyer, the Seller shall, within thirty (30) days after the Seller’s receipt of the Closing Date Statement (the “Notice Period”), give written notice (the “Notice”) to the Buyer, and to the extent practicable based on the information available, specifying in reasonable detail such objections (which shall include the items to which it objects and the amount it believes is correct with respect thereto) and the basis therefor. If the Seller does not deliver the Notice within such thirty (30) day period, the Buyer’s determinations on the Closing Date Statement shall be final, binding and conclusive on the Seller and the Buyer. If the Seller does provide a Notice within such thirty (30) day period, any amounts on the Closing Date Statement not objected to in the Notice shall be final, binding and conclusive on the Seller and the Buyer. If the Seller provides a Notice within such thirty (30) day period, the Seller and the Buyer shall negotiate in good faith during the thirty (30) day period after the date of the Buyer’s receipt of the Notice (the “Resolution Period”) to resolve any disputes regarding the amounts set forth in the Notice. If the Seller and the Buyer are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to KPMG International (the “Neutral Accountant”), who shall be engaged to provide a final, binding and conclusive resolution of all unresolved disputes within thirty (30) Business Days after such engagement. Within ten (10) days after the Neutral Accountant is appointed as described above, the Buyer shall forward a copy of Closing Statement as well as any relevant supporting documentation to the Neutral Accountant, and the Seller shall forward a copy of the written objection(s) thereto as well as any relevant supporting documentation. The Neutral Accountant’s role shall be limited to resolving such objections. Any determination by the Neutral Accountant shall not be outside the range defined by the respective amounts proposed by the Buyer and the Seller. In resolving such objections, the Neutral Accountant shall apply the provisions of this Agreement concerning determination of the Closing Statement. The Neutral Accountant shall promptly provide written notice of its resolution of such objections to the Buyer and the Seller and the resulting adjustments shall be deemed finally determined for purposes of this Section 2(c). The Neutral Accountant shall be instructed to use commercially reasonable efforts to perform its services within thirty (30) days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after such submission. If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section 2(c), then the Buyer and the Seller shall promptly appoint a substitute to act in substitution for the original designee (or if no substitute is so appointed within fifteen (15) days, then such dispute shall be resolved by a single arbitrator, sitting in Wilmington, Delaware appointed by the American Arbitration Association upon application by the Buyer and the Seller), and, upon acceptance of such appointment, such substitute, or arbitrator so appointed, shall, for purposes of this Agreement, be deemed the Neutral

Accountant, as applicable, and the time periods prescribed above in this Section 2(c)(ii)(A) shall run from the date of such substitute’s or arbitrator’s acceptance of appointment hereunder. The fees and expenses of the Neutral Accountant shall be borne by the Buyer, on the one hand, and the Seller on the other hand, in proportion to the amounts by which their proposals differed from the original Neutral Accountant’s final determination. In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2(c)(ii)(A).

(B) If the Estimated Net Working Capital is greater than the Actual Net Working Capital, then the Seller shall pay to the Buyer the amount equal to the difference between the Estimated Net Working Capital and the Actual Net Working Capital. If the Actual Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall pay to the Seller an amount equal to the difference between the Actual Net Working Capital and Estimated Net Working Capital.

(C) Any payment required pursuant to Section 2(c)(ii)(B) above shall be made in a single payment to the Buyer, on the one hand, or the Seller, on the other hand, as the case may be (the “True-Up Payment”), and such payment shall include interest accruing at the Applicable Rate from the Closing Date through the date of payment. The True-Up Payment shall be made within five (5) Business Days after all components thereof are finally determined in accordance with this Section 2(c)(ii). The True-Up Payment shall be made by wire transfer of immediately available funds to a bank account designated by the recipient party; provided, however, that at its sole and absolute discretion, the Seller may elect to pay all or a portion of any True-Up Payment owing to the Buyer under this Section 2(c)(ii) by transferring to Rusoro (or Rusoro’s nominee) Rusoro Shares. For purposes of determining the number of Rusoro Shares required to be transferred to effect the payment by the Seller, the price of each Rusoro Share to be transferred shall be the Share Adjustment Price, or if it equals 110% or more of the Share Adjustment Price, the Alternate Share Adjustment Price.

(d) Deposit. As a condition to the effectiveness of this Agreement, the Buyer shall immediately upon the execution and delivery of this Agreement by the Parties pay to the Seller a non-refundable, irrevocable earnest money deposit in an amount equal to 10,000,000 U.S. dollars (the “Deposit”). At the Closing, the Buyer shall receive a credit toward the Cash Consideration portion of the Purchase Price in the amount of the Deposit previously paid to the Seller. The Deposit shall immediately upon receipt thereby become the property of the Seller. Without limiting the generality of the foregoing sentence, in the event the Parties fail to consummate the transactions contemplated by this Agreement or this Agreement is otherwise terminated for any reason (including as a result of the failure to obtain any third party consents, approvals or authorizations that are a condition to Closing), the Buyer shall have no rights to or interest in the Deposit unless and, then, only to the extent the failure to consummate the transactions and the termination result proximately from the Seller’s material breach of this Agreement.

(e) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Rusoro Mining Ltd., 1055 Dunsmuir Street, Vancouver, British Columbia commencing at 10:00 a.m. local time on (i) the later of (A) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), and (B) June 24, 2008, or (ii) such other date as Rusoro, the Buyer, and the Seller may mutually determine (the “Closing Date”).

(f) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Targets’ Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to the Seller by wire transfer of immediately available funds the Cash Consideration, (v) the Buyer will issue, the Rusoro Shares constituting the Stock Consideration, and (vi) the Seller will cause the Notary to execute and deliver the Deed of Transfer to transfer all of the Targets’ Shares of Drake to the Buyer.

(g) Assignment of Intercompany Accounts. At the Closing, the relevant Target or Subsidiary of the Targets shall assign and transfer to the Buyer all intercompany accounts identified in Section 2(g) of the Disclosure Schedule in the amounts equal to their respective balances as of the Closing Date.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer the statements contained in this Section 3(a) are true and correct as of the Effective Date and will be materially true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3(a)), unless another date is set forth in the representation in which case the representation shall be materially true and correct as of such date, with respect to itself, except as set forth in Annex I attached hereto. Any information set forth in a particular section or subsection of Annex I shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent from the nature of the information or disclosure. Any information set forth in the Disclosure Schedule or in any report, schedule, form, statement or other document filed by Hecla Mining Company in the Public Record since December 31, 2005 (the “Hecla Public Record”) shall be deemed to be disclosed for purposes of this Section 3(a) to the extent the relevance of such information is reasonably apparent from the nature of the information or disclosure to a representation or warranty in this Section 3(a) or to a section or subsection of Annex I. The inclusion of any matter in Annex I does not constitute a determination by any of the Parties that such matter is material. The information contained in Annex I is disclosed solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission of any liability or obligation by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. Annex I will be arranged in sections corresponding to the numbered and letter sections contained in this Section 3(a).

(i) Organization of the Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii) Authorization of Transaction. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder without the consent or approval of any other Person. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors’ rights generally, general principles of equity, or concerns of public policy (including as to the enforceability of indemnification provisions).

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any provision of the Seller’s charter or bylaws, (B) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, except where the violation would not have a Material and Adverse Effect, (C) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, the Mining Lease, or any material agreement, lease, note or other restriction, encumbrance, obligation or liability which is material to the Seller and either to which the Seller is a party or by which it is bound, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon the Targets’ Shares. Notwithstanding anything contained herein to the contrary, the Buyer acknowledges that it is aware of and fully comprehends the risks associated with the Venezuelan federal state and local governments’ recent and historical expropriation efforts and other actions generally interfering with private business concerns operating in Venezuela or otherwise restricting or reducing business opportunities in Venezuela, and the Seller makes no warranties pursuant to this Section 3(a)(iii), or any other provision of this Agreement, as to the effect of these efforts and activities on the Business, the transactions contemplated by this Agreement, or the Buyer’s continuing operation of the Business following the Closing.

(iv) Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Targets could become liable or obligated.

(v) Targets’ Shares. The Seller owns beneficially all of the Targets’ Shares, free and clear of any Encumbrances (other than Permitted Encumbrances). Upon the consummation of the sale and transfer of the Targets’ Shares to the Buyer as contemplated hereby, the Buyer shall have good title to the Targets’ Shares, free and clear of any Encumbrances (other than Permitted Encumbrances).

(vi) Investment. The Seller is an Accredited Investor and is acquiring the Rusoro Shares for its own account for purposes of investment and not with a view to distribution thereof within the meaning of the Securities Act or in violation of the registration requirements of the Securities Act or any state securities law. In addition and notwithstanding the foregoing, the Seller acknowledges that the Rusoro Shares will bear the following three restrictive legends:

“The securities represented hereby have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). The holder hereof, by purchasing such securities, agrees for the benefit of the Issuer that such securities may be offered, sold, pledged or otherwise transferred only (a) to the Issuer, (b) outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act if applicable, (c) inside the United States (1) pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable State securities laws, or (2) in a transaction that does not require registration under the U.S. Securities Act or any applicable State laws and regulations governing the offer and sale of securities, and the holder has prior to such sale furnished to the Issuer an opinion of counsel or other evidence of exemption in form and substance reasonably satisfactory to the Issuer. Provided that if the Issuer is a “foreign issuer” as that term is defined by Regulation S of the U.S. Securities Act at the time of sale, a new certificate bearing no restrictive legend, delivery of which will constitute “Good Delivery,” may be obtained from the transfer agent, upon delivery of this certificate and a duly executed declaration, in form satisfactory to the Issuer and its transfer agent, to the effect that the sale of the securities represented hereby is being made in compliance with Rule 904 of Regulation S under the U.S. Securities Act.”

Without the prior approval of the TSX Venture Exchange (“TSX”) and compliance with applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX or otherwise in Canada to or for the benefit of a Canadian resident until four months from the Closing Date.

Unless permitted under securities legislation, the holder of this security must not trade the security before [insert date that is four months and one day from the Closing Date]”.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are true and correct as of the Effective Date and will be materially true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3(b)), unless another date is set forth in the representation, in which case the representation shall be materially true and correct as of such date, except as set forth in Annex II attached hereto. Any information set forth in a particular section or subsection of Annex II shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent from the nature of the information or disclosure. The inclusion of any matter in Annex II does not constitute a determination by any of the Parties that such matter is material. The information contained in Annex II is disclosed solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission of any liability or obligation by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. Annex II will be arranged in sections corresponding to the numbered and letter sections contained in this Section 3(b).

(i) Organization of the Buyer. The Buyer is a company duly organized, validly existing, and in good standing under the laws of the Province of British Columbia.

(ii) Authorization of Transaction. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors’ rights generally, general principles of equity, or concerns of public policy (including as to the enforceability of indemnification provisions). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the issuance and delivery of the Rusoro Shares to the Seller), will (A) violate any provision of the Buyer’s articles or notice of articles, (B) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, except where the violation would not have a material and adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or (C) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which either Rusoro or the Buyer is a party or by which either is bound or to which any assets of either are subject.

(iv) Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(v) Investigation by the Buyer. Without limiting the express representations and warranties contained in Sections 3(a) and 4 below: (i) the Buyer directly, and indirectly through Rusoro and various representatives and agents of each, is conducting an independent review and analysis of the assets, businesses, properties, operations, financial condition and prospects of the Targets and their Subsidiaries, including the Mining Properties, the Business, the surrender and current legal status of the Camorra Concession, and the Venezuelan political climate, and the Buyer acknowledges that it, or Rusoro on its behalf, has been provided sufficient access to the properties, premises and books and records of the Targets and their Subsidiaries for this purpose and have been offered an opportunity to discuss the foregoing with the Seller, the Targets and the Targets Subsidiaries, (ii) in entering this Agreement the Buyer acknowledges that it has relied upon its own investigation and analysis and the express representations and warranties of the Seller contained in this Agreement and has not relied upon or given credence to any other extraneous information except as provided in Sections 3(a) and 4, and (iii) furthermore, the Buyer:

(A) acknowledges that, except for the express representations and warranties set forth in this Agreement, neither Rusoro nor the Buyer is relying on any representation or warranty by the Seller, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Rusoro, the Buyer or their respective agents or representatives in connection with the transactions contemplated by this Agreement.

(B) acknowledges that notwithstanding anything contained herein to the contrary, the Buyer is aware of and fully comprehends the risks associated with the Venezuelan federal state and local governments’ recent and historical expropriation efforts, and the Seller makes no warranties pursuant to Section 3(a)(iii), Section 4(c), or any other provision of this Agreement, as to the effect of these efforts and activities on the Business, the transactions contemplated by this Agreement, or the Buyer’s continuing operation of the Business following the Closing, however, the Buyer is not aware of any specific facts or circumstances affecting the assets of the Targets, and their Subsidiaries, except as disclosed in the Public Record or the Disclosure Schedule; and

(C) it has no Knowledge that the Seller is in breach of any representation or warranty under this Agreement and if it had Knowledge of such breach it shall not be entitled to any relief, damages, indemnification, or reimbursement arising from such breach, falsity, or inaccuracy of which it was aware prior to the Closing.

(vi) Financing. The Buyer has Rusoro Shares and cash resources available to it, or has financing currently in place, sufficient to consummate the transactions contemplated by this Agreement at the Closing. Rusoro has agreed to deliver to the Buyer Rusoro Shares sufficient to deliver to the Seller the Stock Consideration at the Closing. The Buyer acknowledges and agrees that nothing in this Agreement shall be construed as making the Buyer’s ability to obtain financing or Rusoro Shares sufficient to consummate the transactions contemplated by this Agreement a condition to the Buyer’s or Rusoro’s obligation to consummate such transactions.

(vii) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, BUYER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY.

(c) Representations and Warranties of Rusoro. Rusoro represents and warrants to the Seller that the statements contained in this Section 3(c) are true, correct and complete as of the Effective Date and will be materially true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3(c)), unless another date is set forth in the representation in which case the representation shall be materially true as of such date, except as set forth in Annex III attached hereto. Any information set forth in a particular section or subsection of Annex III shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent from the nature of the information or disclosure. The inclusion of any matter in Annex III does not constitute a determination by any of the Parties that such matter is material. The information contained in Annex III is disclosed solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission of any liability or obligation by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. Annex III will be arranged in sections corresponding to the numbered and letter sections contained in this Section 3(c).

(i) Organization of Rusoro. Rusoro is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia, Canada. Rusoro is the sole ultimate parent of the Buyer.

(ii) Authorization of Transaction. Rusoro has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Rusoro, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors’ rights generally, general principles of equity, or concerns of public policy (including as to the enforceability of indemnification provisions). Rusoro need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than pursuant to and in respect of the Stock Exchange, each of which Rusoro shall use reasonable commercial efforts to promptly obtain and maintain.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the issuance and delivery of the Rusoro Shares to the Seller), will (A) violate any provision of Rusoro’s articles or notice of articles, (B) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Rusoro is subject, except where the violation would not have a material and adverse effect on the ability of Rusoro to consummate the transactions contemplated by this Agreement or (C) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which either Rusoro or the Buyer is a party or by which either is bound or to which any assets of either are subject.

(iv) Brokers’ Fees. Rusoro has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(v) Investigation by Rusoro. Without limiting the express representations and warranties contained in Sections 3(a) and 4 below: (i) Rusoro directly, and indirectly through the Buyer and various representatives and agents of each, is conducting an independent review and analysis of the assets, businesses, properties, operations, financial condition and prospects of the Targets and their Subsidiaries, including the Mining Properties, the Business, the surrender and current legal status of the Camorra Concession, and the Venezuelan political climate, and Rusoro acknowledges that it, or the Buyer on its behalf, has been provided sufficient access to the properties, premises and books and records of the Targets and their Subsidiaries for this purpose and have been offered an opportunity to discuss the foregoing with the Seller, the Targets and the Targets Subsidiaries, (ii) in entering this Agreement Rusoro acknowledges that it has relied upon its own investigation and analysis and the express representations and warranties of the Seller contained in this Agreement and has not relied upon or given credence to any other extraneous information except as provided in Sections 3(a) and 4, and (iii) furthermore, Rusoro:

(A) acknowledges that, except for the express representations and warranties set forth in this Agreement, neither Rusoro nor the Buyer is relying on any representation or warranty by the Seller, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Rusoro, the Buyer or their respective agents or representatives in connection with the transactions contemplated by this Agreement.

(B) acknowledges that notwithstanding anything contained herein to the contrary, Rusoro is aware of and fully comprehends the risks associated with the Venezuelan federal state and local governments’ recent and historical expropriation efforts, and the Seller makes no warranties pursuant to Section 3(a)(iii), Section 4(c), or any other provision of this Agreement, as to the effect of these efforts and activities on the Business, the transactions contemplated by this Agreement, or the Buyer’s continuing operation of the Business following the Closing, however, Rusoro is not aware of any specific facts or circumstances affecting the assets of the Targets, and their Subsidiaries, except as disclosed in the Public Record or the Disclosure Schedule; and

(C) it has no Knowledge that the Seller is in breach of any representation or warranty under this Agreement and if it had Knowledge of such breach it shall not be entitled to any relief, damages, indemnification, or reimbursement arising from such breach, falsity, or inaccuracy of which it was aware prior to the Closing.

(vi) Capitalization. All of the issued and outstanding Rusoro Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Rusoro has reserved for issuance and shall deliver to the Buyer Rusoro Shares sufficient to consummate the transactions contemplated to occur at the Closing. Following the expiration of four (4) months from the Closing Date, the Rusoro Shares comprising the Stock Consideration will be freely tradeable pursuant to the provisions of Rule 904 of Regulation S of the Securities Act.

(vii) The Rusoro Shares are listed on the Stock Exchange and the Stock Exchange has or will have prior to the Closing conditionally approved the listing of the Rusoro Shares. Rusoro is, and will be on the Closing Date, a reporting issuer and not listed as in default of any requirements under the Applicable Securities Laws in the Provinces of Alberta, British Columbia, Ontario and Quebec (the “Reporting Jurisdictions”), and Rusoro is, and shall be on the Closing Date, in compliance in all material respects with the bylaws, rules and regulations of the Stock Exchange, except as set forth in Section 3(c) of Annex III. Any Material Change (as such term is defined in the Applicable Securities Laws of the Reporting Jurisdictions) relating to Rusoro that has occurred within the twelve (12) months preceding the Effective Date has been disclosed and such disclosure of a Material Change has not been made to any securities commission or similar regulatory authority on a confidential basis which has not subsequently been disclosed. Each of the documents filed by Rusoro with the securities commissions of the Reporting Jurisdictions, the Stock Exchange, and with such other applicable authorities, as well as all the information and statements pertaining to Rusoro in the Public Record, contain all of the information required by Applicable Securities Laws, and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing dissolution or winding up of Rusoro. All press releases, Material Change reports, financial statements, annual information forms and other documents filed by or on behalf of Rusoro, as required by the Applicable Securities Laws in the Reporting Jurisdictions, and all necessary corporate action on the part of Rusoro for the issuance, sale and delivery of the Rusoro Shares have been obtained or taken. As of the Closing, all corporate action will have been taken by Rusoro to allot and authorize the issuance of the Rusoro Shares, which upon issuance pursuant to this Agreement, will be validly authorized and issued as fully paid and non-assessable securities of Rusoro. The issuance, sale and delivery of the Rusoro Shares (i) do not require any filing, notice, consent, approval, authorization or order of any court or governmental authority or body, except that which may be required under Applicable Securities Laws or by the Stock Exchange, and (ii) do not and will not result in the violation of any laws applicable to Rusoro. No order ceasing or suspending trading in securities of Rusoro or prohibiting the sale of securities by Rusoro is currently in effect and Rusoro has not been served with or otherwise received notice of or become aware of any proceeding for this purpose having been instituted.

(viii) Financing. Rusoro has Rusoro Shares to deliver the Buyer and the Buyer has cash resources available to it, or financing currently in place, sufficient to enable the Buyer to deliver to the Seller the Stock Consideration and the Cash Consideration at the Closing. Rusoro acknowledges and agrees that nothing in this Agreement shall be construed as making the Buyer’s ability to obtain financing or Rusoro Shares sufficient to consummate the transactions contemplated by this Agreement a condition to Rusoro’s obligation to consummate such the transaction contemplated by this Agreement at the Closing.

(ix) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, RUSORO MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY.

4. Representations and Warranties Concerning the Targets and Subsidiaries. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are true and correct as of the Effective Date and will be materially true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 4), unless another date is set forth in the representation, in which case the representation shall be materially true and correct as of such date, except as disclosed in the disclosure schedule delivered by the Seller to the Buyer pursuant to this Agreement (the “Disclosure Schedule”) prior to the Effective Date. Any information set forth in a particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent from the nature of the information or disclosure. Any information set forth in Annex I or in any report, schedule, form, statement or other document in the Hecla Public Record shall be deemed to be disclosed for purposes of this Section 4 to the extent the relevance of such information to a representation or warranty in this Section 4 or to a section or subsection of the Disclosure Schedule is reasonably apparent from the nature of the information or disclosure. The inclusion of any matter in the Disclosure Schedule does not constitute a determination by any of the Parties that such matter is material. The information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission of any liability or obligation by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. The Disclosure Schedule will be arranged in sections corresponding to the numbered and letter sections contained in this Section 4.

(a) Organization, Qualification, and Power. El Callao is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Drake is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated and validly existing under Dutch law. Each of the Targets and their Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification is not reasonably expected to have a Material Adverse Effect.

(b) Capitalization. The entire authorized capital stock of El Callao consists of 50,000 shares of common stock, of which 50,000 shares are issued and outstanding. The entire authorized capital of Drake consists of 900 ordinary shares, of which 180 shares are issued and outstanding. All of the Targets’ Shares have been duly authorized, are validly issued, fully paid, and nonassessable, are held of record by the Seller or a wholly owned Subsidiary of the Seller, and have been issued in compliance with all applicable laws. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to either Target. No Target is a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any Targets’ Shares or the voting by any director (or equivalents thereof) of that Target.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any provision of the charter or bylaws (or equivalent constituent documents) of the Targets or any of their Subsidiaries, (B) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Targets or their Subsidiaries is subject, except where the violation is not reasonably expected to have a Material Adverse Effect, (C) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any Material Contract, except as is not reasonably expected to have a Material Adverse Effect, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance and such other Encumbrances not reasonably expected to have a Material Adverse Effect) upon the Targets’ Shares. Except as described in Section 4(c) of the Disclosure Schedule, none of the Targets and their Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval is not reasonably expected to have a Material Adverse Effect.

(d) Brokers’ Fees. None of the Targets and their Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Tangible Assets; Bank Accounts. Except for Permitted Encumbrances, the Targets and their Subsidiaries have collectively marketable title to, or a valid leasehold interest in or other contractual right to utilize, the material Tangible Assets used regularly in the Ordinary Course of Business free and clear of all Encumbrances. Section 4(e) of the Disclosure Schedule contains a list of each bank in which any of the Targets and the Subsidiaries has an account or safe and the names of all persons entitled to draw thereon or to have access thereto.

(f) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”): unaudited balance sheets and statements of income for the Business as of and for (i) the fiscal years ended December 31, 2007 and 2006 and (ii) the three-month period ended March 31, 2008. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise required or permitted and disclosed) and present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods; provided, however, that the Financial Statements are unaudited and may lack footnotes, year-end adjustments and other presentation items or other adjustments or disclosures required of audited financial statements.

(g) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change.

(h) Legal Compliance. Each of the Targets and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply is not reasonably expected to have a Material Adverse Effect.

(i) Tax Matters.

(i) Each of the Targets and each of their Subsidiaries has timely filed all Income Tax Returns that it was required to file (after giving effect to any extended due date) and has paid or reserved for payment all Taxes shown thereon as owing, except with respect to the Subsidiaries or Tax Returns required to be filed in Venezuela or any political subdivision thereof where the failure to file Tax Returns or to pay Taxes is not reasonably expected to have a Material Adverse Effect, or would result in an expense greater than 500,000 U.S. dollars.

(ii) With respect to any Income Tax period not now closed by the applicable statute of limitations, none of the Targets and their Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iii) None of the Targets and their Subsidiaries is a party to any Income Tax allocation or sharing agreement.

(iv) No written claim has ever been made by any governmental authority in a jurisdiction where either of the Targets does not file Income Tax Returns that either Target is or may be subject to taxation by that jurisdiction; and to the Knowledge of the Seller, neither Venezuela nor any political subdivision thereof has ever made a claim that any of the Targets’ Subsidiaries is subject to income taxation in any jurisdiction where it does not currently file an Income Tax Return, except where the failure to file a Tax Return or to pay Taxes is not reasonably expected to have a Material Adverse Effect.

(v) The Seller is a United States person within the meaning of the Code and the transactions contemplated hereby are not subject to the withholding provisions of section 3406 or subchapter A of Chapter 3 of the Code.

(vi) There are no liens on any of the assets of any of the Targets or their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than Permitted Encumbrances); except for the liens imposed by any taxing authority in Venezuela or any political subdivision thereof that are not reasonably expected to have a Material Adverse Effect.

(j) Mining Properties.

(i) Except as set forth in Exhibit A and except for the rights and interests arising under the Mining Lease, none of the Targets and their Subsidiaries owns any real property. To the Knowledge of the Seller, the Targets and their Subsidiaries possess all property rights necessary for the conduct of the Business as currently conducted as of the Effective Date. None of the Targets or their Subsidiaries has any responsibility or obligation to pay any commission, royalty, license fee or similar payment to any Person with respect to the property rights thereof, except for the obligations contemplated in the Material Contracts identified in Exhibit A, the Mining Lease or the Camorra Concession (or any surrender, termination or expropriation agreement, acknowledgement or other document related to the Camorra Concession as referenced in Section 8(i)).

(ii) The Targets and the Subsidiaries, as the case may be, hold either mining titles, mining leases, mining licenses, mining claims or participating interests or other conventional property, proprietary or contractual interests or rights, in respect of the ore bodies and minerals located in the Mining Properties, under valid subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, free and clear of any and all Encumbrances (except for any Permitted Encumbrances) and sufficient to permit the Targets and the Subsidiaries, as the case may be, to explore, develop and mine, as the case may be, the minerals relating thereto in a manner consistent with the Business as currently conducted as of the Effective Date. To the Knowledge of the Seller, there are no defects, failures or impairments in the title of the Targets and the Subsidiaries to the Mining Properties, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party which, in the aggregate, are reasonably expected to have a Material Adverse Effect. Except as is not, in the aggregate, reasonably expected to have a Material Adverse Effect, the Targets and their Subsidiaries collectively have or are entitled to request, subject to the terms provided in the applicable laws and the mining titles (including the Camorra Concession (and all surrender, termination or expropriation agreements, acknowledgements or other documents related to the Camorra Concession as referenced in Section 8(i)) and the Mining Lease), all necessary surface rights, access rights and other necessary rights and interests relating to the Mining Properties granting them the right and ability to explore for and, to the extent applicable, extract minerals, ore and metals for development purposes in a manner consistent with the Business as currently conducted as of the Effective Date.

(iii) Except as otherwise provided in Section 4(m) of the Disclosure Schedule, the Camorra Concession (or any surrender, termination or expropriation agreement, acknowledgement or other document related to the Camorra Concession as referenced in Section 8(i)), the Mining Lease or any Material Contract, to the Knowledge of the Seller each of the agreements and other documents and instruments pursuant to which any of the Targets or their Subsidiaries holds directly the Mining Properties is a valid agreement in full force and effect, enforceable in accordance with terms thereof, except as enforceability may be limited by bankruptcy laws, other similar law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies and except as is not reasonably expected to have a Material Adverse Effect. To the Knowledge of the Seller, none of the Targets and their Subsidiaries is in material default of any such agreement, document or instrument except where such default is not reasonably expected to have a Material Adverse Effect.

(iv) Except as described in Section 4(o) of the Disclosure Schedule and except as required by Local Law, the titles or concessions to the Mining Properties (including the Camorra Concession (and all surrender, termination or expropriation agreements, acknowledgements or other documents related to the Camorra Concession as referenced in Section 8(i)) and the Mining Lease) and Environmental, Health and Safety Requirements, none of the Targets and their Subsidiaries has made any legal commitment to incur any material capital expenditures in the future other than in the Ordinary Course of Business.

(v) Nothing in this Agreement shall be deemed or construed to require the Seller to make any representation or warranty (and, accordingly, the Seller hereby makes no representation or warranty) regarding the validity of the Concessions or the right to utilize any assets, including any Mining Properties, in fact utilized by the Targets and their Subsidiaries directly or indirectly pursuant to any of the Concessions.

(k) Intellectual Property. No patents or registrations have been issued to a Target or a Subsidiary of a Target with respect to any of its material intellectual property, there are no pending patent applications or applications for registration which a Target or a Subsidiary of a Target has made with respect to any of its material intellectual property, and there are no licenses, agreements, or other permissions which a Target or a Subsidiary of a Target has granted to a third party with respect to any of its material intellectual property.

(l) Contracts. Section 4(l) of the Disclosure Schedule lists all written contracts and other written agreements to which any of the Targets and their Subsidiaries is a party and either (i) is a lease, sublease, rental agreement, contract of sale, tenancy, concession or license granting title to or leasehold interests in or creating such other form of mining tenure with respect to the Mining Properties, or (ii) meets all of the following criteria: (A) the performance of which will involve consideration in excess of 200,000 U.S. dollars, and (B) which is not cancelable without penalty upon notice of ninety (90) days or less, except contracts with the Buyer or its Affiliates (each a “Material Contract”). The Seller has made available to the Buyer a complete copy of each Material Contract, as amended to date. None of the Targets and their Subsidiaries is in default under or in breach of any Material Contract where such default or breach is reasonably expected to have a Material Adverse Effect.

(m) Litigation. Except as set forth in Section 4(m) of the Disclosure Schedule, none of the Targets and their Subsidiaries is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, hearing or investigation is not reasonably expected to have a Material Adverse Effect.

(n) Employees; Employee Benefits; Labor Matters.

(i) Section 4(n) of the Disclosure Schedule lists each current employee of the Target and their Subsidiaries (or current employee of the Seller or an Affiliate of the Seller (other than the Targets and their Subsidiaries) whose duties consist primarily of performing services for the Business). Section 4(n) of the Disclosure Schedule also identifies the employee health and benefit plans (1) which the Targets or any of their Subsidiaries maintain, (2) to which the Targets or any of their Subsidiaries contribute (or are obligated to contribute), or (3) with respect to which the Targets or any of their Subsidiaries has an obligation or liability (each an “Employee Benefit Plan”). Each such Employee Benefit Plan (and each related trust, insurance contract or fund) was properly and legally established and is, and at all times since January 1, 2006 has been, maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and in compliance with all applicable requirements of all Local Laws (including without limitation, Organic Labor Laws and its Regulations, social security legislation, Organic Law on Prevention, Conditions and Work Environment and its Regulations, housing legislation, Cooperative Education Law and its Regulations), except as is not reasonably expected to have a Material Adverse Effect.

(A) The Subsidiaries and each other Person with responsibility with respect to such Employee Benefit Plan (including, without limitation, each fiduciary) have properly performed all their duties and obligations (whether arising by operation of Local Law, by contract, by the applicable collective bargaining agreement or otherwise) under or with respect to the Employee Benefit Plan, including all reporting, disclosure and notification obligations.

(B) To the Knowledge of the Seller, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely made to each such employee. All premiums or other payments which are due have been timely paid with respect to each employee.

(C) To the extent Buyer has requested, the Seller has made available to the Buyer correct and complete copies of any documents related to withholdings of Income Tax to employees in favor of the local tax authorities, specifically to the National Integrated Tax Administration Service (“SENIAT”).

(D) Neither the Subsidiaries nor any Venezuelan related company provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination welfare benefits of any kind, including, without limitation death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Subsidiaries, except in case of a labor accident or professional illness except as specified in Section 4(n) of the Disclosure Schedule.

(ii) With respect to all employees, except as specified in Section 4(m) of the Disclosure Schedule, no action, suit, proceeding, hearing, audit or investigation with respect to any labor benefits or obligations is pending, except as is not reasonably expected to have a Material Adverse Effect.

(o) Permits, Environmental, Health and Safety Matters.

(i) Except as set forth in Section 4(o) of the Disclosure Schedule, each of the Targets and their Subsidiaries is in compliance with Environmental, Health, and Safety Requirements pertaining to the Mining Properties, except for such noncompliance as is permitted by so-called “grandfather provisions,” or is not reasonably expected to have a Material Adverse Effect. Section 4(o) of the Disclosure Schedule lists all material permits, licenses and authorizations held by the Targets or their Subsidiaries in connection with the operation of the Business (the “Permits”). The Permits constitute all the material permits, authorizations or licenses required to operate the Business.

(ii) Section 4(o) of the Disclosure Schedule lists any written notices, reports or other written information, received by the Targets or any of their Subsidiaries regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements pertaining to the Mining Properties, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental, Health, and Safety Requirements pertaining to the Mining Properties, the subject of which is reasonably expected to have a Material Adverse Effect.

(iii) Except as listed in Section 4(o) of the Disclosure Schedule, neither the Targets nor any of their Subsidiaries are subject to any material liability relating to the restoration or rehabilitation of land, water, or any other part of the environment or are in non-compliance with Environmental, Health and Safety Requirements, except where such liability or non-compliance is not reasonably expected to have a Material Adverse Effect.

(iv) This Section 4(o) contains the sole and exclusive representations and warranties of the Seller with respect to the Permits and any environmental, health, or safety matters, including any arising under any Environmental, Health, and Safety Requirements.

(p) Subsidiaries. Section 4(p) of the Disclosure Schedule identifies each of the direct or indirect, wholly owned Subsidiaries of the Targets. Except as set forth in Section 4(p) of the Disclosure Schedule, neither of the Targets has, and has ever had, any Subsidiaries, and neither of the Targets owns, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise controls, any corporation, partnership, joint venture or other entity, and has an agreement or commitment to purchase any such interest.

(q) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3 AND THIS SECTION 4, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TARGETS, THEIR SUBSIDIARIES, THE BUSINESS, THE MINING PROPERTIES, OR ANY OF THE RESPECTIVE ASSETS,

LIABILITIES OR OPERATIONS THEREOF OR RELATING THERETO, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. RUSORO AND THE BUYER EACH HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTION 3 AND THIS SECTION 4, THE BUYER IS PURCHASING THE TARGETS’ SHARES (AND, THUS, INDIRECTLY THE ASSETS, LIABILITIES, RIGHTS, AND OBLIGATIONS OF THE TARGETS AND THEIR SUBSIDIARIES) ON AN “AS-IS, WHERE-IS” BASIS.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period from the Effective Date through the Closing:

(a) General. Each of the Parties will use its commercially reasonable efforts to take those actions and to do those things reasonably necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) Notices and Consents. Each of the Parties will (and the Seller will cause the Targets and their Subsidiaries to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(c) above. The Buyer and Rusoro shall take all commercially reasonable action to secure any approval, consent, or other action from the Stock Exchange necessary or advisable to issue the Rusoro Shares constituting the Stock Consideration under this Agreement.

(c) Operation of Business. The Seller will not cause or permit the Targets or any of their Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business; provided, however, that Seller shall be permitted to cause the Targets and their Subsidiaries to distribute or otherwise transfer all their Cash to Seller or any nominee of Seller prior to the Closing and nothing in this Agreement shall be construed as limiting or otherwise restricting Seller’s rights to such Cash or its ability to receive or transfer such cash.

(d) Full Access. From execution hereof and continuing through to the Closing, the Seller will permit and cause the Targets and their Subsidiaries to permit, representatives of Rusoro and the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Targets and their Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of the Business; provided that Rusoro, the Buyer and their respective representatives will (i) obtain the prior written consent of the Seller prior to meeting or communicating with CVG Minerven or MIBAM, such consent shall be granted at the reasonable discretion of the Seller, and (ii) keep the Seller informed of any meeting or communications with any governmental body or regulatory authority regarding the Business or the transactions contemplated by this Agreement. Pursuant to the Confidentiality Agreement, Rusoro and the Buyer will treat and hold as such any Confidential Information received from any of the Seller, the Targets, their

Subsidiaries or any of their respective Affiliates, officers, directors, managers, attorneys, agents, representatives, or employees in the course of the reviews contemplated by this Section 5(d), will not use any of the Confidential Information except in connection with and in furtherance of this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and/or the Targets, or destroy and certify as to their destruction, all tangible embodiments (and all copies) and all electronic embodiments of the Confidential Information which are in their possession.

(e) Notice of Developments. Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties in Section 3 above. In addition, the Seller will give prompt written notice to the Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. Unless the Buyer has the right to terminate this Agreement pursuant to Section 10(a)(ii) below by reason of the development and exercises that right within the period of ten (10) Business Days referred to in Section 10(a)(ii) below, any written notice pursuant to this Section 5(e) will be deemed to have amended Annex I and/or the Disclosure Schedule, to have qualified the representations and warranties contained in Sections 3 and/or 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Except as otherwise set forth in this Section 5(e), no notice by any Party pursuant to this Section 5(e) or any other provision of this Agreement, however, shall be deemed to amend or supplement Annex I, Annex II, Annex III, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(f) Publicity; Disclosure. None of the Parties shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties, except as required by law or any stock exchange listing or other agreement with any public securities trading exchange or market to which the Seller or Rusoro is a party and after providing written notice to the other Parties of such required disclosure.

(g) Securities Matters. Rusoro shall:

(i) fulfill all legal requirements to be complied with by Rusoro to permit the issuance of the Rusoro Shares, including compliance with Applicable Securities Laws of the Offering Jurisdictions and Reporting Jurisdictions to enable the Rusoro Shares to be issued to the Seller without the necessity of filing a prospectus, registration statement or an offering memorandum under any Applicable Securities Laws;

(ii) use its commercially reasonable efforts to obtain the necessary regulatory consents from the Stock Exchange and, if required, the applicable securities commissions or similar regulatory authority to effect the transactions contemplated by this Agreement;

(iii) list and post for trading on the TSX Venture Exchange, the Rusoro Shares, subject to the resale restricted period of four (4) months from the Closing Date pursuant to National Instrument 45–102–Resale of Securities (“NI 45–102”) and the policies of the Stock Exchange;

(iv) within the time periods required under Applicable Securities Laws of the Offering Jurisdictions and Reporting Jurisdictions, file such documents as may be required under such Applicable Securities Laws relating to the issuance of the Rusoro Shares which, without limiting the generality of the foregoing, shall include the filing with the British Columbia Securities Commission of a Form 45–106F1 as prescribed by NI 45–106;

(v) have taken on or prior to the Closing, all necessary steps to ensure the Rusoro Shares have been duly allotted and authorized for issue to the Seller;

(vi) promptly inform the Seller and its counsel of the full particulars of (A) any Material Change, including any material change, occurrence or event in the assets, liabilities (absolute, accrued, contingent or otherwise), business, affairs, operations, obligations, prospects, capital, or condition (financial or otherwise) of Rusoro; and (B) the discovery by the Buyer of any misrepresentation or omission in any information regarding Rusoro provided to the Seller; provided, however, that if there may be any reasonable doubt as to whether a Material Change, change, occurrence, event, misrepresentation, or omission of the nature referred to in this Section 5(g)(vi) has occurred, Rusoro shall promptly inform the Seller of the reasonable details regarding the occurrence giving rise to the uncertainty and shall consult with the Seller as to whether the occurrence is of such nature; and

(vii) on or prior to the Closing, Rusoro shall promptly inform the Seller of the reasonable details regarding the receipt by the Buyer of any communication from a securities commission or any other regulatory authority relating to the transactions which are the subject of this Agreement.

(h) Releases/Collateral. Each of Rusoro and the Buyer shall take commercially reasonable actions, and cause the Targets, their Subsidiaries, and each of their Affiliates to take all commercially reasonable actions, necessary, appropriate or advisable to cause the Seller and each of its Affiliates to be released, as of the Closing, from all guaranty, collateral, contractual obligations or other obligations entered into by the Seller or any of its Affiliates (other than the Targets and their Subsidiaries) in connection with any deposit, bond, guaranty, letter of credit or other security device (including, any environmental obligation) provided or maintained by or on behalf of any of the Targets and their Subsidiaries with respect to the Business or the Mining Properties, and with respect to any guarantee by Hecla Mining Company relating to the Mining Lease, including those obligations listed in Section 5(h) of the Disclosure Schedule. Each of Rusoro and the Buyer shall take all commercially reasonable actions and cause the Targets and their Subsidiaries to take all commercially reasonable actions necessary or appropriate to ensure that the Seller or such Affiliate promptly receives any deposit, collateral, or other assets made available as a result of such release, provided that if any such release or return is not commercially possible, alternatively, the Buyer, Rusoro, the Target and the Subsidiaries shall, if the Seller so elects, provide to the Seller or its Affiliate, as the case may be, their joint and several corresponding guaranty (which shall be deemed an obligation hereunder) and back-to-back collateral of Rusoro and the Buyer equivalent to such non-returned deposit, collateral or other assets. Rusoro and the Buyer shall take all commercially reasonable actions and cause the Targets and their Subsidiaries to take all commercially reasonable actions necessary or appropriate to relieve, as of the Closing Hecla Mining Company from any and all obligations under the Royalty Agreement.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or advisable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges that subsequent to the Closing and in order to comply with Applicable Securities Laws and Exchange listing requirements, the Buyer will be required to produce audited historical financial statements and audited historical pro-forma financial statements for the Targets, and the Buyer, respectively. To the extent that audited financial statements for the Targets are not available, the Seller agrees to cooperate on a reasonable basis with the Buyer, its auditors and agents, at the expense of the Buyer, to help produce such audited financial statements as expeditiously as reasonably possible.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Targets and their Subsidiaries, each of the other Parties shall use commercially reasonable efforts to (i) cooperate with the contesting or defending Party and its counsel in the defense or contest, (ii) make available their personnel, and (iii) provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below), provided, that such costs and expenses shall be limited to out-of-pocket costs and expenses to third parties and not any allocation of overhead or salaries or similar internal expense or cost.

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any governmental authority, holder of any interest in the Mining Properties, lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Targets and their Subsidiaries after the Closing as it maintained with them prior to the Closing.

(d) Employees. Rusoro and the Buyer shall cause the Targets and the Subsidiaries of the Targets to continue to employ the employees of the Targets and the Subsidiaries who are employees thereof as of the Closing (excluding Robert Frasier and Martin Balcucho who shall become employed by the Seller or its Affiliate) immediately after the Closing for a period of at least one (1) year from and after the Closing, absent good and substantial cause, and shall provide (or cause the Targets and/or their Subsidiaries to provide) all such employees comparable or better salary, bonus, employee benefits, and work responsibilities and conditions, in each case as they enjoyed immediately prior to the Closing at the same out-of-pocket cost, if any, to such employees. Rusoro and the Buyer shall cause the Targets and their Subsidiaries to tack or credit such employees with all vesting, time of service, and eligibility periods and all vacation, personal, and sick days and other allowances as they had immediately prior to the Closing. Such employees are intended third-party beneficiaries of this provision.

(e) Directors. The current Directors and Officers of the Targets and their Subsidiaries identified in Section 6(e) of the Disclosure Schedule shall resign on or before the Closing Date.

(f) Confidentiality; Nondisclosure. Except to the extent requested or required by law, regulatory authority or other applicable judicial or governmental order, or reasonably necessary to preserve the legal rights of the Seller or any of its Affiliates, the Seller shall not, and shall direct its employees, agents and representatives not to, disclose or make use of to the detriment of the Buyer any proprietary, confidential information concerning Rusoro, the Buyer or the Targets disclosed to or acquired by the Seller, its employees, agents and such other persons; provided that the Seller and its affiliates may continue to use proprietary or confidential information concerning the Targets in accordance with the terms and intent of this Agreement.

(g) Rusoro Guaranty. Rusoro hereby irrevocably and unconditionally guarantees each of the obligations of the Buyer under this Agreement.

(h) Hecla Name. The Buyer shall promptly take all action necessary or advisable to change the name of the Targets to delete the name of “Hecla” therefrom and to remove all reference to “Hecla” from Targets’ and their Subsidiaries’ and other Affiliates’ logos, letterheads, signs, business cards, locations, directories, doing business designations and qualifications, and its other assets, properties, equipment, and documentation, and filings. The Buyer and Rusoro each acknowledge that the Seller and its Affiliates shall retain all worldwide rights to the trademark, trade name, and corporate name of “Hecla”.

(i) Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Targets or any of their Subsidiaries to, amend, repeal or modify any provision in the Targets’ or any of its Subsidiaries’ organizational documents relating to the exculpation or indemnification of any officers, directors, managers and/or equivalents thereto (unless required by law), it being the intent of the Parties that the officers, directors, managers, and/or equivalents thereto of the Targets and their Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of Rusoro and the Buyer. The obligation of Rusoro and the Buyer to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Seller set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Seller shall have delivered to the Buyer a certificate of an officer to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied;

(v) the Seller shall have delivered to the Notary powers of attorney, duly executed, notarized and apostilled, on behalf of the Seller, the sole shareholder of Drake, and Drake authorizing their representatives to attend to and execute the Deed of Transfer of all issued and outstanding shares in the capital of Drake to the Buyer;

(vi) the Seller shall have delivered to the Notary evidence of all necessary actions by the Seller and the sole shareholder of Drake in connection with the transfer of all issued and outstanding shares in the capital of Drake, including a certificate as to the incumbency of the officer(s) of the Seller and the sole shareholder of Drake executing the powers of attorney to execute the Deed of Transfer, and instruments or other documents required by the Notary;

(vii) the Seller shall have delivered to the Notary a certificate certifying as to the satisfaction of delivery set forth in Section 2(f) (iv);

(viii) the Seller shall have delivered to the Buyer the original shareholders’ register of Drake which (i) reflects a wholly owned direct subsidiary of the Seller as the sole shareholder of Drake, and (ii) evidences that the Targets’ Shares of Drake are free and clear of all Encumbrances;

(ix) the Targets shall have received and shall have delivered to the Buyer written consents to the sale of the Targets’ Shares from each of the parties (other than the Targets) to those agreements, leases, notes or other documents in each case set forth as requiring such consent on the Disclosure Schedule, if any, which consents shall be reasonably satisfactory to the Buyer;

(x) the Seller shall have caused Hecla Mining Company to assign to Venezuela Holdings (BVI) Ltd. (or its nominee) the Royalty Agreement to the extent it relates to the Business or the Mining Properties, in form and substance that is reasonably acceptable to Buyer;

(xi) CVG Minerven shall have consented to the indirect assignment of the Mining Lease in form and substance as are reasonably acceptable to the Buyer;

(xii) Rusoro shall have received any written acceptance required by the Stock Exchange to issue the Rusoro Shares constituting the Stock Consideration portion of the Purchase Price under this Agreement;

(xiii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

(xiv) no Material Adverse Change shall have occurred.

The Buyer may waive any condition specified in this Section 7(a) by consummating the transactions contemplated hereby with Knowledge of such failure of a condition or by executing a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Buyer and Rusoro set forth in Section 3(b) and Section 3(c) above herein shall be true and correct in all material respects at and as of the Closing Date;

(ii) Rusoro and the Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Rusoro and the Buyer shall have delivered to the Seller a certificate of an officer to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Buyer shall have delivered to the Notary a powers of attorney, duly executed, notarized and apostilled, on behalf of the Buyer, authorizing its representative to attend to and execute the Deed of Transfer of all issued and outstanding shares in the capital of Drake to the Buyer.

(vi) the Buyer shall have delivered to the Notary evidence of all necessary actions by the Buyer in connection with the transfer of all issued and outstanding shares in the capital of Drake, including a certificate as to the incumbency of the officer(s) of the Buyer executing the powers of attorney to execute the Deed of Transfer, and instruments or other documents required by the Notary;

(vii) CVG Minerven shall have consented to the indirect assignment of the Mining Lease in form and substance as are reasonably acceptable to the Seller;

(viii) CVG Minerven shall have released, in form and substance that are reasonably acceptable to the Seller all guarantees and other obligations with respect to El Callao Gold Mining Company de Venezuela, SCS (or any other party) pursuant to the Mining Lease and the Mining Lease Assignment Agreement dated January 24, 2003, whereby Hecla Mining Company assigned the Mining Lease to El Callao Gold Mining Company de Venezuela, SCS and guaranteed that entity’s performance thereunder.

(ix) Rusoro shall have taken all necessary corporate action to authorize and validly issue the Rusoro Shares;

(x) the issuance by Rusoro of the Rusoro Shares at the Closing shall be exempt from the prospectus requirements of Applicable Securities Laws, and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under Applicable Securities Laws in connection therewith, except that Rusoro is required to file, within ten days after the date of distribution, a report with the British Columbia Securities Commission on Form 45–106F1, together with the fees prescribed by the Applicable Securities Laws of the Province of British Columbia;

(xi) Rusoro shall have delivered to the Seller evidence of the approval (or conditional approval) of the listing and posting for trading on the TSX Venture Exchange of the Rusoro Shares subject only to satisfaction by Rusoro of customary post-closing conditions imposed by the TSX Venture Exchange in similar circumstances;

(xii) the first trade of the Rusoro Shares, by the respective holders thereof shall be exempt from the prospectus requirements of Applicable Securities Laws of the Reporting Jurisdictions provided that: (A) Rusoro is and has been a reporting issuer for at least four months immediately preceding the first trade in any jurisdiction of Canada; (B) at least four months have elapsed from the Closing Date; (C) any ownership statement issued with respect to or any certificates representing the Rusoro Shares, issued on or within four months after the Closing Date were issued with a legend stating the prescribed restricted period in accordance with Section 2.5 of NI–45–102; (D) such trade is not a control distribution as defined in NI 45–102; (E) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade; (F) no extraordinary commission or consideration is paid to a Person or company in respect of such trade; and (G) if the selling security holder is an insider or officer of Rusoro, the selling security holder has no reasonable grounds to believe that Rusoro is in default of any securities legislation.

(xiv) the Rusoro Shares shall have been validly issued as fully paid and non-assessable Common Shares in the capital of Rusoro;

(xv) The Seller shall have received a certificate of Rusoro dated as of the Closing Date, signed by the President, Chief Executive Officer or Chief Financial Officer of Rusoro, or by such other officers as may be acceptable to the Seller, certifying to the best of the knowledge, information and belief of such officers after due inquiry, on behalf of Rusoro and not in their personal capacities, as to certain matters reasonably requested by the Seller with respect to the Buyer including certification that: (A) no order halting, ceasing or suspending trading in securities of the Buyer or prohibiting the transaction or the issuance or distribution of any securities of the Buyer has been issued and no proceedings for such purpose are pending or, to the Knowledge of the Buyer, threatened; and (B) Rusoro shall, as of the Closing, be a reporting issuer not in default under Applicable Securities Laws of the Reporting Jurisdictions;

(xvi) Venezuela Holdings (BVI) Ltd. (or its nominee) shall have accepted assignment of the Royalty Agreement from Hecla Mining Company and shall have assumed all of Hecla Mining Company’s obligations under the Royalty Agreement that relate to the Business or the Mining Properties, in the form and substance that is reasonably acceptable to the Seller;

(xvii) all actions to be taken by Rusoro and the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, permits and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7(b) by consummating the transactions contemplated hereby with Knowledge of such failure of condition or by executing a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties in Section 3 and Section 4, with the exception of those specifically excepted below, shall survive the Closing hereunder (unless the damaged Party had Knowledge of any misrepresentation or breach of warranty at the time of Closing) for a period of one (1) year and shall not survive thereafter. The representations and warranties in Section 4(i) shall survive until ninety (90) days after the end of the applicable statute of limitations and shall not survive thereafter. The representations and warranties contained in Section 3(a)(i), Section 3(a)(ii), Section 3(a)(v), Section 3(b)(i), Section 3(b)(ii), Section 3(b)(vi), Section 3(c)(i), Section 3(c)(ii), Section 3(c)(vi), Section 3(c)(vii), Section 4(a) and Section 4(b) shall survive without limitation.

(b) Indemnification Provisions for Benefit of the Buyer. In the event the Seller breaches any of its representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer or Rusoro make a written claim for indemnification against the Seller pursuant to Section 11(g) below within such survival period, then the Seller agrees to indemnify the Buyer and Rusoro from and against any Adverse Consequences the Buyer and Rusoro shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach:

(i) until the Buyer and Rusoro have suffered Adverse Consequences by reason of all such breaches in excess of a 1,000,000 U.S. dollars aggregate deductible (the “Deductible”), after which point the Seller will be obligated to indemnify the Buyer and Rusoro from and against further such Adverse Consequences including the amount of the Deductible;

(ii) the Seller shall not have any liability to the Buyer or Rusoro pursuant to this Agreement in excess of 15,000,000 U.S. dollars (the “Cap”); and

(iii) the Seller shall not have any obligation to indemnify the Buyer or Rusoro with respect to individual Adverse Consequences of less than 50,000 U.S. dollars each, and such Adverse Consequences shall not be counted toward the Deductible or the Cap.

(c) Indemnification Provisions for Benefit of the Seller. In the event Rusoro or the Buyer breaches any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against Rusoro or the Buyer pursuant to Section 11(g) below within such survival period, then Rusoro and the Buyer each agrees jointly and severally to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused proximately by the breach.

(i) until the Seller has suffered Adverse Consequences by reason of all such breaches in excess of a 1,000,000 U.S. dollars aggregate deductible (the “Deductible”), after which point the Buyer and Rusoro will be obligated to indemnify the Seller from and against further such Adverse Consequences including the amount of the Deductible;

(ii) neither the Buyer nor Rusoro shall have any obligation to indemnify the Seller for Adverse Consequences under this Section 8(c) in excess of 15,000,000 U.S. dollars (the “Rusoro Cap”); and

(iii) neither the Buyer nor Rusoro shall have any obligation to indemnify the Seller with respect to individual Adverse Consequences of less than 50,000 U.S. dollars each, and such Adverse Consequences shall not be counted toward the Deductible or the Rusoro Cap.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, provided that any delay in notification shall not relieve an Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party was prejudiced thereby.

(ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice at its own expense; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, conditioned or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties.

(e) Determination of Adverse Consequences. All indemnification payments under this Section 8 shall take into account the time cost of money (using the Applicable Rate as the discount rate) and be paid by the Indemnifying Party net of (i) amounts recovered or recoverable (x) under applicable insurance policies, (y) from any other third party with indemnification or contribution obligations or (z) from any other Person responsible therefor; (ii) the Tax benefit resulting from or arising from the incurrence or payment of any such Adverse Consequences; and (iii) the decrease in value of any assets of any of the Targets and their Subsidiaries to the extent such valuation is based on any use of the asset other than its uses as of the Closing. If an Indemnified Party receives any amounts under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Adverse Consequences, subsequent to an indemnification payment by any Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party With respect to any Adverse Consequences resulting from a breach of the representations or warranties contained in Section 4(i), the amount of any Adverse Consequences shall be netted against the amount of any federal, state or local Venezuelan tax credits held by or owing to the Targets and their Subsidiaries as of the Closing Date. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(f) Mitigation. Each Party shall take and shall cause their respective Affiliates to take all reasonable steps to mitigate and otherwise minimize the Adverse Consequences to the maximum extent reasonably possible upon and after becoming aware of any event, condition or circumstance which is reasonably expected to give rise to any Adverse Consequences. An Indemnified Party shall, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification or contribution hereunder. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Adverse Consequences to the same extent that the Indemnified Party would if such Adverse Consequences were not subject to indemnification hereunder, provided, however, that the term “Adverse Consequences” shall specifically exclude any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of such Person or any Affiliates of such Person.

(g) Exclusive Remedy. Rusoro, the Buyer, and the Seller each acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Rusoro, the Buyer, and the Seller with respect to the Business, the Mining Properties, the Targets, their Subsidiaries and the transactions contemplated by a breach of any representation, warranty or covenant set forth in this Agreement and shall make no other claim, whether in contract or in tort, or at law or in equity.

(h) Further Limitations on Indemnification. The Seller shall have no obligations, and shall not be liable, under this Section 8 or pursuant to or in connection with any other provision of this Agreement for consequential, incidental, indirect, special or punitive damages, exemplary damages, lost profits, opportunity costs or similar items (except such items as an Indemnified Party may be required to pay to a third-party as a result of any Third-Party Claims subject to indemnification).

(i) Camorra Concession Expropriation. Buyer and Rusoro acknowledge and agree that each is aware of the current legal status of the Camorra Concession, including the fact that it has been surrendered to the Venezuelan Government and remains subject to further expropriation or termination pursuant to the procedure described in Section 4(m) of the Disclosure Schedule. Therefore, notwithstanding anything to the contrary in this Agreement or any other agreement, instrument or document, the Seller shall have no obligation whatsoever, and shall not be liable under any circumstances, pursuant to or in connection with this Section 8 or pursuant to or in connection with any other provision of this Agreement or any other agreement, instrument or document, for any direct or indirect damages to any of the Targets, their Subsidiaries, the Buyer, and Rusoro arising from, as a consequence of or related to any past, present or future surrender, termination or expropriation of the Camorra Concession, its related assets or improvements or any rights or authorities related thereto.

9. Tax Matters.

(a) The Seller shall be responsible for preparing and filing all Income Tax Returns for the Targets (but not for their Subsidiaries), if any, for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date and paying all taxes due as shown on such Income Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Targets and their Subsidiaries for all periods ending prior to the Closing Date which are due to be filed prior to the Closing Date. The Seller shall be entitled to control any audit or similar proceeding with respect to any Tax return it files or causes to be filed pursuant to this Section 9(a), and the Buyer will cause Targets to give the Seller any Power of Attorney or similar authorization needed by the Seller in connection therewith.

(b) The Buyer shall be responsible for preparing and filing all Income Tax Returns and filing obligations with respect to all other Taxes for the Subsidiaries of the Targets for all periods ending on or prior to the Closing Date which are required to be filed after the Closing

Date and paying (without reimbursement from or recourse against the Seller) all taxes due as shown on such Income Tax Returns and other filings. The Buyer shall be responsible for preparing and filing all Tax Returns or filing obligations with respect to all other Taxes of the Targets and their Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts or payroll be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts or payroll be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Targets and their Subsidiaries.

(c) Rusoro, the Buyer, the Targets and their Subsidiaries, on the one hand, and the Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Targets and their Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(d) The Buyer and the Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) All tax sharing agreements or similar agreements with respect to or involving any of the Targets and their Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, none of the Targets and their Subsidiaries shall be bound thereby or have any liability thereunder.

10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Rusoro, the Buyer, and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) the Seller has within the then previous ten (10) Business Days given the Buyer any notice pursuant to Section 5(e) above and (B) the development that is the subject of the notice has had or is reasonably expected to have a Material Adverse Effect;

(iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing, (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, (B) if the Closing shall not have occurred on or before June 27, 2008, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from either Rusoro or the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before June 27, 2008, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the Confidentiality Agreement and the confidentiality provisions contained in Section 5(f) above shall survive termination.

11. Miscellaneous.

(a) No Admissions. All references herein to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between the Parties and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any non-Party, or give rise to any claim or benefit to any non-Party.

(b) Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than current employees of the Targets and their Subsidiaries, who are intended beneficiaries of Section 6(d) of this Agreement.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof, exclusive of the Confidentiality Agreement, where the terms of this Agreement and the Confidentiality Agreement conflict, the terms of this Agreement shall control.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer and Rusoro nonetheless shall remain responsible for the performance of all of the Buyer’s obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counerparts, including by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Hecla Limited
6500 Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408
Attention: President

Copies to:	Randy A. Bridgeman Bell,
Boyd & Lloyd LLP
70 West Madison Street
Suite 3300
Chicago, IL 60602-4207

and

Hecla Limited
6500 Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408
Attn: General Counsel

If to Rusoro/Buyer:	Rusoro Mining Ltd.
1055 Dunsmuir St., Ste. 2164
Vancouver, BC V7X 1B1
Canada
Attention: President

Copy to:	Jay Kaplowitz
Gersten Savage LLP
600 Lexington Ave., 9th Floor
New York, NY 10022

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. IF ANY ACTION IS BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT, EXCLUSIVE VENUE FOR SUCH ACTION SHALL BE IN WILMINGTON, DELAWARE AND THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN WILMINGTON, DELAWARE FOR SUCH PURPOSE. FOR ALL PURPOSES, ENGLISH SHALL BE THE OFFICIAL LANGUAGE OF THIS AGREEMENT.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Rusoro, the Buyer, and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of Rusoro, the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Punitives. No Party hereto shall seek or be entitled to any punitive, special, exemplary, speculative, or consequential damages, whether in contract or in tort, in any claim, suit, or proceeding arising from or related to this Agreement or the transactions contemplated hereby.

(o) U.S. dollars. All dollar amounts contained herein are expressed in United States dollars, unless otherwise expressly indicated.

[***SIGNATURES TO FOLLOW***]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RUSORO:

RUSORO MINING LTD.

By:
Name:
Title:

BUYER:

RUSORO MH ACQUISITION, LTD.

By:
Name:
Title:

SELLER:

HECLA LIMITED

By:
Name:
Title: